EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 2, 1996, appearing in Cali Realty Corporation's Current Report on Form 8-K dated July 16, 1996, our report dated July 25, 1996, appearing in Cali Realty Corporation's Current Report on Form 8-K dated October 8, 1996, our reports dated October 15, 1996 and October 17, 1996, appearing in Cali Realty Corporation's Current Report on Form 8-K dated October 29, 1996 and our report dated December 16, 1996 appearing in Cali Realty Corporation's Currrent Report on Form 8-K dated December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Schonbraun, Safris, Sternlieb & Co., L.L.C.
---------------------------------------------------------
    Schonbraun, Safris, Sternlieb & Co., L.L.C.

Roseland, New Jersey
December 31, 1996